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
CIGNA  CORPORATION                                                                                           EXHIBIT 12
COMPUTATION  OF  RATIO  OF  EARNINGS  TO  FIXED  CHARGES
(Dollars in millions)
                                                                                                Six Months Ended
                                                                                                    June 30,
                                                                                            1999                1998
========================================================================================================================
Income from continuing operations before income taxes                                $         837     $          1,068
                                                                                     -------------     ----------------

Fixed charges included in income:
    Interest expense                                                                            61                   65
    Interest portion of rental expense                                                          32                   40
                                                                                     -------------     ----------------

Total fixed charges included in income                                                          93                  105
                                                                                     -------------     ----------------


Income available for fixed charges                                                   $         930     $          1,173
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RATIO OF EARNINGS TO FIXED CHARGES                                                            10.0                 11.2
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